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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant [ ]

                 Filed by a Party other than the Registrant [X]

Check the appropriate box:

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     14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                                 Celeritek, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   Celeritek Shareholder Protective Committee
               (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER
                              THAN THE REGISTRANT)

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     (1)  Title of each class of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials:

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                   CELERITEK SHAREHOLDER PROTECTIVE COMMITTEE
                           11150 SANTA MONICA BLVD.,
                                   SUITE 750
                             LOS ANGELES, CA 90024

                                                                  April 28, 2003

                            PROTECT YOUR INVESTMENT
                        VOTE THE WHITE PROXY CARD TODAY

Dear Fellow Celeritek Stockholder:

    WE, THE MEMBERS OF THE CELERITEK SHAREHOLDER PROTECTIVE COMMITTEE ARE THE OWNERS OF 1,265,675 SHARES OF CELERITEK, INC. COMMON STOCK, REPRESENTING APPROXIMATELY 10.26% OF THE OUTSTANDING SHARES.

    WE ARE CONCERNED THAT THE FULL VALUE OF OUR INVESTMENT IS NOT BEING REALIZED UNDER THE LEADERSHIP OF THE EXISTING BOARD AND WE ARE URGING YOU TO VOTE FOR AN INDEPENDENT SLATE OF NOMINEES COMMITTED TO MAXIMIZING SHAREHOLDER VALUE.

THE PERFORMANCE OF CELERITEK HAS SUFFERED UNDER THE CURRENT BOARD AND
MANAGEMENT:

     Negative earnings for 15 of the last 19 quarters, including the last 8 straight quarters.

     Celeritek's stock price has dropped over 88% in the last 3 years(1).

     Lost its largest customer which accounted for 43% of the Company's revenues in 2002.

     Accumulated losses of over $60,000,000 during the last 5 years.

BUT THE BOARD HAS PROTECTED INCUMBENT MANAGEMENT:

     In spite of losses, over the last two years, the board still managed to RAISE THE SALARY OF ITS CHAIRMAN AND PRESIDENT, TAMER HUSSEINI, TO $315,000 (REVERSING AN EARLIER REDUCTION TO $273,932) AND GRANT HIM AN ADDITIONAL 100,000 OPTIONS WORTH UP TO $460,000(2).

     In 2002, the board granted Perry Denning, the vice president of the semiconductor division which lost Celeritek's largest customer, A $78,000 BONUS ON TOP OF THE $1,090,000 IN 0% LOANS HE HAD RECEIVED IN 2001.

     THE CURRENT BOARD DISCOURAGED A PROPOSAL TO PURCHASE THE COMPANY AT A PREMIUM, while keeping in place and publicizing the entrenchment tool of the poison pill, which looks like an attempt to ward off similar offers.

     In November 2002, the current board entered into 'Change of Control Severance Agreements' with Tamer Husseini and Margaret Smith effectively granting them, among other things, THE RIGHT TO A LUMP SUM PAYMENT OF THREE AND TWO TIMES THEIR RESPECTIVE BASE SALARIES ON A CHANGE OF CONTROL.


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THE CELERITEK BOARD ARE LATE CONVERTS TO THE VALUE OF GOOD CORPORATE GOVERNANCE

    Only after we announced the formation of this Committee has Celeritek's board seen fit to make cosmetic changes to its corporate governance measures. When evaluating this recent change in position, shareholders should consider that Celeritek's board still maintains their most potent entrenchment tools:

     Installation of a poison pill without shareholder approval

     Elimination of cumulative voting

     Implementation of restrictive measures for nominating new board members and submitting shareholder proposals

    TWO DAYS AFTER RECEIVING NOTIFICATION THAT A SPECIAL MEETING MIGHT BE CALLED, THE BOARD SIGNED EXORBITANT CHANGE OF CONTROL SEVERANCE AGREEMENTS WITH THE SAME MANAGEMENT DUO THAT HAS OVERSEEN CELERITEK'S DISMAL PERFORMANCE AND THE LOSS OF ITS LARGEST CUSTOMER.

    The Committee's proxy statement, which we urge you to read, contains important information about our candidates and their qualifications. This outstanding group of nominees includes a former president and chief operations officer at Loral Space and Communications Ltd., a former vice president and general manager of the Command Control, Communications and Intelligence, and Naval divisions at Northrop Grumman, a former Chairman of the Board of Douglas Telecommunications, Inc., a former Chairman of the Board of Maxwell Technologies, a member of the Chicago Board of Trade and the Chicago Stock Exchange and the current Chairman and Chief Executive Officer of B. Riley and Company, Inc.

    UNLIKE THE CURRENT BOARD OF DIRECTORS, THESE INDEPENDENT NOMINEES ARE COMMITTED TO EXPLORING ALL MEANS OF CREATING AND MAXIMIZING SHAREHOLDER VALUE WITHOUT THE BARRIER OF A POISON PILL.

    According to the Company's 10-Q, as of December 31, 2002, Celeritek had a cash value of $7.85 per share. On November 26, 2002, the day before B. Riley & Company filed a Schedule 13D stating that it may 'seek alternative board representation' the shares traded at $6.25, a full $1.60 below this cash value.

    What does this mean? It means that instead of having a board and management team that add value to our company, THE MARKET HAS DETERMINED THAT THE CURRENT BOARD AND MANAGEMENT TEAM AT CELERITEK ADD NOTHING. WE AGREE, ITS TIME FOR A NEW BOARD, COMMITTED TO MAXIMIZING SHAREHOLDER VALUE.


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                    THIS VOTE IS ABOUT STOCKHOLDER VALUE --
                          NOTHING MORE, NOTHING LESS.

    We strongly recommend that you vote 'FOR' our slate of directors and return the WHITE proxy card. THE FUTURE OF CELERITEK IS IN YOUR HANDS AND WE BELIEVE CELERITEK'S ONLY FUTURE IS WITH A NEW BOARD COMMITTED TO MAXIMIZING SHAREHOLDER VALUE. YOUR CHOICE IS CLEAR.

On behalf of the Celeritek Shareholder Protective Committee, thank you for your support,

Very truly yours,

CELERITEK SHAREHOLDER PROTECTIVE COMMITTEE

If you have any questions about the proxy solicitation, need copies of the proxy materials or need additional information about the Celeritek Special Meeting, please contact our Proxy Solicitors, MacKenzie Partners Inc., toll free at (800) 322-2885 or (212) 929-5500 (call collect).

---------
(1) Based on the closing price of Celeritek on March 20, 2000 as compared to Celeritek's closing price on March 20, 2003, the day before the Committee announced it would call a special meeting.

(2) Based on the widely used Black-Scholes option pricing model.



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                    [MACKENZIE PARTNERS, INC. LOGO]

                           105 Madison Avenue
                        New York, New York 10016
                      proxy@mackenziepartners.com
                     (212) 929-5500 (call collect)
                                   or
                       Toll-Free (800) 322-2885